As filed with the U.S. Securities and Exchange Commission on April 15, 2026

Securities Act File No. 333-191151
Investment Company Act File No. 811-22887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 85	☒

and/or

REGISTRATION STATEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940	☐

Amendment No. 87	☒

(Check appropriate box or boxes)

Calamos ETF Trust

(Exact Name of Registrant as Specified in Charter)

2020 Calamos Court
Naperville, Illinois
(Address of Principal Executive Offices)

60563
(Zip Code)

Registrant’s Telephone Number, including Area Code: (630) 245-7200

Erik D. Ojala

2020 Calamos Court

Naperville, Illinois 60563

(Name and Address of Agent for Service)

With Copies to:

Paulita A. Pike and Rita Rubin
Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, Illinois 60606

Approximate Date of Proposed Public Offering: It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 85 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-191151 and 811-22887) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding Exhibit (h)(xlix) to the Registration Statement relating to Calamos Nasdaq® Autocallable Income ETF, a series of the Registrant (the “Fund”). Accordingly, this Post-Effective Amendment No. 85 consists only of a facing page, this explanatory note, Part C of the Registration Statement and Exhibit (h)(xlix). This Post-Effective Amendment No. 85 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 85 shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement as set forth in Post-Effective Amendment No. 71 relating to the Fund are hereby incorporated by reference.

CALAMOS ETF TRUST

PART C

OTHER INFORMATION

Item 28. EXHIBITS.

(a)	(i)	Amended and Restated Certificate of Trust of the Registrant (incorporated by reference to Exhibit (a)(ii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(ii)	Second Amended and Restated Trust Instrument (incorporated by reference to Exhibit (a)(iii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(b)		Bylaws of the Registrant (incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(c)		See Articles IV, V, and VI of Exhibit (a)(ii) above and Article V of Exhibit (b) above.

(d)	(i)	Investment Advisory Agreement dated January 10, 2023 by and between Calamos ETF Trust and Calamos Antetokounmpo Asset Management LLC (incorporated by reference to Exhibit (d)(i) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(ii)	Sub-Advisory Agreement dated January 10, 2023 by and among Calamos Antetokounmpo Asset Management LLC, Calamos Advisors LLC and Calamos ETF Trust (incorporated by reference to Exhibit (d)(ii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(iii)	Investment Advisory Agreement dated September 1, 2023 by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(iii) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on September 28, 2023).

	(iv)	Amendment, dated September 26, 2023, regarding Calamos CEF Income & Arbitrage ETF, to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(iv) to Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2023).

	(v)	Amendment, dated December 12, 2023, regarding Calamos Alternative Nasdaq® & Bond ETF, to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(v) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

(vi)	Amendment, dated April 18, 2024, regarding Calamos S&P 500® Structured Alt Protection ETF® - May, Calamos S&P 500® Structured Alt Protection ETF® - August, Calamos S&P 500® Structured Alt Protection ETF® - July (formerly, Calamos S&P 500® Structured Alt Protection ETF® - November), Calamos S&P 500® Structured Alt Protection ETF® - September (formerly, Calamos S&P 500® Structured Alt Protection ETF® - February), Calamos Nasdaq-100® Structured Alt Protection ETF® - June, Calamos Nasdaq-100® Structured Alt Protection ETF® - September, Calamos Nasdaq-100® Structured Alt Protection ETF® - December, and Calamos Nasdaq-100® Structured Alt Protection ETF® - March, to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(vi) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 22, 2024).

(vii)	Amendment, dated May 22, 2024 regarding Calamos Russell 2000® Structured Alt Protection ETF® - July, Calamos Russell 2000® Structured Alt Protection ETF® - October, Calamos Russell 2000® Structured Alt Protection ETF® - January, and Calamos Russell 2000® Structured Alt Protection ETF® - April to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(vii) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

(viii)	Amendment, dated August 12, 2024 regarding Calamos Laddered S&P 500® Structured Alt Protection ETF®, Calamos S&P 500® Structured Alt Protection ETF® - January, Calamos S&P 500® Structured Alt Protection ETF® - February, Calamos S&P 500® Structured Alt Protection ETF® - March, Calamos S&P 500® Structured Alt Protection ETF® - April, Calamos S&P 500® Structured Alt Protection ETF® - June, Calamos S&P 500® Structured Alt Protection ETF® - October, Calamos S&P 500® Structured Alt Protection ETF® - November, and Calamos S&P 500® Structured Alt Protection ETF® - December to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(viii) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

(ix)	Amendment, dated January 10, 2025 regarding Calamos Bitcoin Structured Alt Protection ETF® - January, Calamos Bitcoin Structured Alt Protection ETF® - April, Calamos Bitcoin Structured Alt Protection ETF® - July and Calamos Bitcoin Structured Alt Protection ETF® - October to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(ix) to Post-Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A, filed on January 17, 2025).

(x)	Amendment, dated January 23, 2025 regarding Calamos Bitcoin 90 Series Structured Alt Protection ETF® - January, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - April, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - July, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - October, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - January, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - April, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - July, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - October, Calamos Bitcoin Structured Alt Protection ETF® - 6 Mo Jan/Jul and Calamos Bitcoin Structured Alt Protection ETF® - 6 Mo Apr/Oct to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xi) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

(xi)	Amendment, dated May 2, 2025, regarding name change of Calamos Alternative Nasdaq® & Bond ETF to Calamos Nasdaq® Equity & Income ETF to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xi) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

(xii)	Amendment, dated June 18, 2025, regarding Calamos Autocallable Income ETF to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

(xiii)	Amendment, dated August 20, 2025 regarding Calamos Laddered Bitcoin Structured Alt Protection ETF®, Calamos Laddered Bitcoin 90 Series Structured Alt Protection ETF®, and Calamos Laddered Bitcoin 80 Series Structured Alt Protection ETF® to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xiii) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

(xiv)	Amendment, dated October 9, 2025, regarding Calamos Nasdaq® Autocallable Income ETF to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xiv) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

(xv)	Amendment, dated April 8, 2026, regarding Calamos Autocallable Growth ETF and Calamos Tax-Aware Collateral ETF to Investment Advisory Agreement by and between Calamos ETF Trust and Calamos Advisors LLC (incorporated by reference to Exhibit (d)(xv) to Post-Effective Amendment No. 82 to Registrant’s Registration Statement on Form N-1A, filed on April 10, 2026).

(xvi)	Investment Advisory Agreement dated June 18, 2025 between Calamos Advisors LLC and Calamos Bitcoin Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - April Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - July Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - October Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - 6 Mo Jan/Jul Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - 6 Mo Apr/Oct Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - April Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - July Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - October Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - April Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - July Sub 1, and Calamos Bitcoin 80 Series Structured Alt Protection ETF® - October Sub 1 (incorporated by reference to Exhibit (d)(xiii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

	(xvii)	Amendment, dated September 11, 2025 regarding fund name changes to Investment Advisory Agreement by and between Calamos Advisors LLC and Calamos Bitcoin Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin Structured Alt Protection ETF - April® - Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - July Sub 1, Calamos Bitcoin Structured Alt Protection ETF® - October Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - April Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - July Sub 1, Calamos Bitcoin 90 Series Structured Alt Protection ETF® - October Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - January Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - April Sub 1, Calamos Bitcoin 80 Series Structured Alt Protection ETF® - July Sub 1, and Calamos Bitcoin 80 Series Structured Alt Protection ETF® - October Sub 1 (incorporated by reference to Exhibit (d)(xv) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

	(xviii)	Investment Advisory Agreement dated June 18, 2025 between Calamos Advisors LLC and Calamos Autocallable Income ETF - Sub 1 (incorporated by reference to Exhibit (d)(xiv) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

	(xix)	Investment Advisory Agreement dated October 9, 2025 between Calamos Advisors LLC and Calamos Nasdaq® Autocallable Income ETF - Sub 1 (incorporated by reference to Exhibit (d)(xviii) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

	(xx)	Investment Advisory Agreement dated April 8, 2026, between Calamos Advisors LLC and Calamos Autocallable Growth ETF - Sub 1 (incorporated by reference to Exhibit (d)(xx) to Post-Effective Amendment No. 82 to Registrant's Registration Statement on Form N-1A, filed on April 10, 2026).

(e)	(i)	ETF Distribution Agreement dated December 19, 2023 between Calamos ETF Trust and Calamos Financial Services LLC (incorporated by reference to Exhibit (e)(iv) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

	(ii)	First Amendment to ETF Distribution Agreement dated April 18, 2024 (incorporated by reference to Exhibit (e)(ii) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 22, 2024).

	(iii)	Second Amendment to ETF Distribution Agreement dated May 22, 2024 (incorporated by reference to Exhibit (e)(iii) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(iv)	Third Amendment to ETF Distribution Agreement dated August 12, 2024 (incorporated by reference to Exhibit (e)(iv) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

	(v)	Fourth Amendment to ETF Distribution Agreement dated January 10, 2025 (incorporated by reference to Exhibit (e)(v) to Post Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A, filed on January 17, 2025).

	(vi)	Fifth Amendment to ETF Distribution Agreement dated January 23, 2025 (incorporated by reference to Exhibit (e)(vi) to Post Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

	(vii)	Sixth Amendment to ETF Distribution Agreement dated June 12, 2025 (incorporated by reference to Exhibit (e)(vii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

	(viii)	Seventh Amendment to ETF Distribution Agreement dated August 20, 2025 (incorporated by reference to Exhibit (e)(viii) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

	(ix)	Eighth Amendment to ETF Distribution Agreement dated October 9, 2025 (incorporated by reference to Exhibit (d)(xiii) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

	(x)	Ninth Amendment to ETF Distribution Agreement dated April 8, 2026 (incorporated by reference to Exhibit (e)(x) to Post-Effective Amendment No. 82 to Registrant’s Registration Statement on Form N-1A, filed on April 10, 2026).

(f)		Not applicable.

(g)	(i)	Master Custodian Agreement with State Street Bank and Trust Company, dated September 11, 2009 (incorporated by reference to Exhibit (g)(i) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(ii)	Notification of Additional Fund, dated December 21, 2022, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(ii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(iii)	Notification of Additional Funds, dated September 26, 2023, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(iii) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on October 6, 2023).

	(iv)	Notification of Additional Fund, dated December 12, 2023, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(iv) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

	(v)	Notification of Additional Funds, dated April 24, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(v) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(vi)	Notification of Additional Funds, dated May 29, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(vi) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(vii)	Notification of Additional Funds, dated July 1, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(vii) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

	(viii)	Notification of Additional Funds, dated August 26, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(viii) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A, filed on August 30, 2024).

	(ix)	Notification of Additional Funds, dated September 30, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(ix) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

	(x)	Notification of Additional Funds, dated November 6, 2024, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(x) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

	(xi)	Notification of Additional Funds, dated January 24, 2025, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(xi) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

	(xii)	Notification of Additional Funds, dated June 20, 2025, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(xii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

	(xiii)	Notification of Additional Funds, dated September 19, 2025, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(xiii) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

	(xiv)	Notification of Additional Funds, dated October 23, 2025, pursuant to Master Custodian Agreement (incorporated by reference to Exhibit (g)(xiv) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

(h)		Other Material Contracts.

	(i)	Transfer Agency and Service Agreement, with State Street Bank and Trust Company dated as of March 21, 2014 (incorporated by reference to Exhibit (h)(2) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A, filed on May 28, 2014).

	(ii)	Notification of Additional Fund, dated December 21, 2022, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(ii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(iii)	Notification of Additional Funds, dated September 26, 2023, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(iii) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on October 6, 2023).

	(iv)	Notification of Additional Fund, dated December 12, 2023, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(iv) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

	(v)	Notification of Additional Funds, dated April 24, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(v) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(vi)	Notification of Additional Funds, dated May 29, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(vi) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(vii)	Notification of Additional Funds, dated July 1, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(vii) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

	(viii)	Notification of Additional Funds, dated August 26, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(viii) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A, filed on August 30, 2024).

	(ix)	Notification of Additional Funds, dated September 30, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(ix) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(x)	Notification of Additional Funds, dated November 8, 2024, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(x) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(xi)	Notification of Additional Funds, dated January 24, 2025, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(xi) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

(xii)	Notification of Additional Funds, dated June 20, 2025, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(xii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

(xiii)	Notification of Additional Funds, dated September 19, 2025, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(xiii) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

(xiv)	Notification of Additional Funds, dated October 23, 2025, pursuant to Transfer Agency and Service Agreement (incorporated by reference to Exhibit (h)(xiv) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

(xv)	Administration Agreement, effective November 1, 2018, with State Street Bank (incorporated by reference to Exhibit (h)(iii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(xvi)	Notification of Additional Fund, dated December 21, 2022, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(iv) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(xvii)	Notification of Additional Funds, dated October 3, 2023, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(vi) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on October 6, 2023).

(xviii)	Amendment to Administration Agreement, dated January 4, 2024 (incorporated by reference to Exhibit (h)(viii) to Post-Effective Amendment No. 25 to Registrant’s Registration Statement on Form N-1A, filed on February 8, 2024).

(xix)	Notification of Additional Funds, dated April 24, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xii) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

(xx)	Notification of Additional Funds, dated May 29, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xiii) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

(xxi)	Notification of Additional Funds, dated July 1, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xv) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

(xxii)	Notification of Additional Funds, dated August 26, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xvi) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A, filed on August 30, 2024).

(xxiii)	Notification of Additional Funds, dated September 30, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xix) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(xxiv)	Notification of Additional Funds, dated November 8, 2024, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xx) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(xxv)	Notification of Additional Funds, dated January 24, 2025, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xxii) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

(xxvi)	Notification of Additional Funds, dated June 20, 2025, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xxiv) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

(xxvii)	Notification of Additional Funds, dated September 19, 2025, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xxvi) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

(xxviii)	Notification of Additional Funds, dated October 23, 2025, pursuant to Administration Agreement (incorporated by reference to Exhibit (h)(xxviii) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

(xxix)	Master Services Agreement, dated March 15, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(v) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(xxx)	Notification of Additional Funds, dated December 21, 2022, pursuant to the Master Services Agreement (incorporated by reference to Exhibit (h)(vi) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(xxxi)	Notification of Additional Funds, dated September 26, 2023, pursuant to the Master Services Agreement (incorporated by reference to Exhibit (h)(ix) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on October 6, 2023).

(xxxii)	Notification of Additional Fund, dated December 12, 2023, pursuant to the Master Services Agreement (incorporated by reference to Exhibit (h)(xii) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

(xxxiii)	Notification of Additional Funds, dated April 24, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xix) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

(xxxiv)	Notification of Additional Funds, dated May 29, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xx) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

(xxxv)	Notification of Additional Funds, dated July 1, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxiii) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

(xxxvi)	Notification of Additional Funds, dated August 26, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxiv) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A, filed on August 30, 2024).

(xxxvii)	Notification of Additional Funds, dated September 30, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxix) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(xxxviii)	Notification of Additional Funds, dated November 8, 2024, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxx) to Post-Effective Amendment No. 49 to Registrant’s Registration Statement on Form N-1A, filed on November 21, 2024).

(xxxix)	Notification of Additional Funds, dated January 24, 2025, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxxiii) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

(xl)	Notification of Additional Funds, dated June 20, 2025, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxxvi) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

(xli)	Notification of Additional Funds, dated September 19, 2025, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xxxix) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

(xlii)	Notification of Additional Funds, dated October 23, 2025, pursuant to Master Services Agreement (incorporated by reference to Exhibit (h)(xlii) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

(xliii)	Master Services Agreement, effective as of October 16, 2023, with Ernst & Young LLP (incorporated by reference to Exhibit (h)(xvi) to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2024).

(xliv)	Form of Authorized Participant Agreement (incorporated by reference to Exhibit (h)(vii) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

(xlv)	Revised Form of Authorized Participant Agreement (incorporated by reference to Exhibit (h)(xiv) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

(xlvi)	Expense Limitation Agreement for Calamos Autocallable Growth ETF, dated April 8, 2026 (incorporated by reference to Exhibit (h)(xlvi) to Post-Effective Amendment No. 82 to Registrant's Registration Statement on Form N-1A, filed on April 10, 2026).

(xlvii)	Expense Limitation Agreement for Calamos Tax-Aware Collateral ETF dated April 8, 2026 (incorporated by reference to Exhibit (h)(xlvii) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on April 10, 2026).

(xlviii)	Expense Limitation Agreement for Calamos Autocallable Income ETF dated April 15, 2026 (incorporated by reference to Exhibit (h)(xlviii) to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A, filed on April 15, 2026).

(xlix)	Expense Limitation Agreement for Calamos Nasdaq® Autocallable Income ETF dated April 15, 2026 (filed herewith).

(i)		Legal Opinion and Consent (incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 4, 2025).

(j)		Not applicable.

(k)		Not applicable.

(l)		Not applicable.

(m)		Rule 12b-1 Plan (incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on January 23, 2023).

	(i)	Amendment to Rule 12b-1 Plan dated September 26, 2023 (incorporated by reference to Exhibit (m)(i) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on September 28, 2023).

	(ii)	Amendment to Rule 12b-1 Plan dated December 12, 2023 (incorporated by reference to Exhibit (m)(ii) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on January 10, 2024).

	(iii)	Amendment to Rule 12b-1 Plan dated April 18, 2024 (incorporated by reference to Exhibit (m)(iii) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 22, 2024).

	(iv)	Amendment to Rule 12b-1 Plan dated May 22, 2024 (incorporated by reference to Exhibit (m)(iv) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2024).

	(v)	Amendment to Rule 12b-1 Plan dated August 12, 2024 (incorporated by reference to Exhibit (m)(v) to Post-Effective Amendment No. 39 to Registrant’s Registration Statement on Form N-1A, filed on August 23, 2024).

	(vi)	Amendment to Rule 12b-1 Plan dated January 10, 2025 (incorporated by reference to Exhibit (m)(vi) to Post-Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A, filed on January 17, 2025).

	(vii)	Amendment to Rule 12b-1 Plan dated January 23, 2025 (incorporated by reference to Exhibit (m)(vii) to Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A, filed on January 31, 2025).

	(viii)	Amendment to Rule 12b-1 Plan dated June 18, 2025 (incorporated by reference to Exhibit (m)(viii) to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A, filed on June 23, 2025).

	(ix)	Amendment to Rule 12b-1 Plan dated August 20, 2025 (incorporated by reference to Exhibit (m)(ix) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

	(x)	Amendment to Rule 12b-1 Plan dated October 9, 2025 (incorporated by reference to Exhibit (m)(x) to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A, filed on November 5, 2025).

	(xi)	Amendment to Rule 12b-1 Plan dated April 8, 2026 (incorporated by reference to Exhibit (m)(xi) to Post-Effective Amendment No. 82 to Registrant’s Registration Statement on Form N-1A, filed on April 10, 2026).

(n)		Not applicable.

(o)		Not applicable.

(p)		Code of Ethics.

	(i)	Code of Ethics of Calamos Antetokounmpo Asset Management LLC (“CGAM”), dated October 9, 2025 (incorporated by reference to Exhibit (p)(i) to Post-Effective Amendment No. 70 to Registrant’s Registration Statement on Form N-1A, filed on October 17, 2025).

	(ii)	Code of Ethics and Insider Trading Policy of Registrant, Calamos Advisors LLC, Calamos Financial Services LLC and certain affiliated entities, dated April 8, 2026 (incorporated by reference to Exhibit (p)(ii) to Post-Effective Amendment No. 82 to Registrant’s Registration Statement on Form N-1A, filed on April 10, 2026).

(q)	(i)	Powers of Attorney for Messrs. Rybak, Wennlund, Toub and Mses. Breen and Stuckey (incorporated by reference to Exhibit (q) to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2024).

	(ii)	Powers of Attorney for Messrs. Koudounis, Armstrong, and Phlegar (incorporated by reference to Exhibit (q)(ii) to Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A, filed on September 26, 2025).

Item 29. CONTROL PERSONS.

No person is directly or indirectly controlled by or under common control with Calamos Nasdaq® Autocallable Income ETF.

Item 30. INDEMNIFICATION.

Article IX of the Second Amended and Restated Trust Instrument of the Registrant (the “Trust Instrument”) (Exhibit (a)(ii) to this registration statement) provides that, subject to certain exceptions and limitations, every person who is, or has been, a trustee or an officer or employee of the Trust or is or was serving at the request of the Trust as a trustee, director, officer, employee or agent of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (“Covered Person”) shall be indemnified by the Trust and each series to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. To the extent required under the Investment Company Act of 1940, as amended, but only to such extent, no indemnification shall be provided hereunder to a Covered Person: (i) who shall have been adjudicated by a court or body before which the proceeding was brought to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office; or (ii) in the event of a settlement, unless there has been a determination that such Covered Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office: (A) by the court or other body approving the settlement; (B) by at least a majority of those trustees who are neither interested persons of the Trust nor are parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

The Trust Instrument also provides that if any shareholder or former shareholder of any series is held personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of any entity, its general successor) shall be entitled out of the assets belonging to the applicable series to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust, on behalf of the affected series, shall, upon request by such shareholder or former shareholder, assume the defense of any claim made against him or her for any act or obligation of the series and satisfy any judgment thereon from the assets belonging to the series. Neither the Trust nor the applicable series shall be responsible for satisfying any obligation arising from such a claim that has been settled by the shareholder without the prior written notice to, and consent of, the Trust. Except as otherwise specifically provided in this Trust Instrument or in the Bylaws, the Trust shall have no obligation to indemnify or hold harmless any shareholder against any loss or expense arising under any circumstances whether in connection with a proceeding of any kind or otherwise.

The Registrant, its trustees and officers, its investment adviser, the other investment companies advised by the Advisor and certain persons affiliated with them are insured, within the limits and subject to the limitations of the insurance, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings. The insurance expressly excludes coverage for any trustee or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to trustees, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

The information in the Statement of Additional Information under the captions “Management” and “Investment Advisory Services” is incorporated by reference.

Item 32. PRINCIPAL UNDERWRITER.

(a)	Calamos Financial Services LLC (“CFS”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended: Calamos Investment Trust, Calamos Advisors Trust, Calamos Antetokounmpo Sustainable Equities Trust, Calamos ETF Trust, Calamos Aksia Alternative Credit and Income Fund, Calamos Aksia Private Equity and Alternatives Fund, and Calamos Aksia Hedged Strategies Fund.

(b)	Information on the officers of CFS is set forth below. CFS does not have any directors. The principal business address for all named individuals, except Messrs. Kiley, and Ojala, is 2020 Calamos Court, Naperville, Illinois 60563. The principal business address for Mr. Kiley is 50 Rockefeller Plaza, Suite 1600, New York, NY 10020, and the principal business address for Mr. Ojala is 215 North Peoria Street, Chicago, Illinois 60607.

Name	Position with Underwriter	Position with Registrant
John S. Koudounis	President and Chief Executive Officer	Trustee and Vice President
Thomas Kiley	Principal Executive Officer and Chief Distribution Officer	Vice President
Daniel Dufresne	Executive Vice President, Chief Operating Officer	Vice President
Christian A. Helmetag	Principal Financial Officer and Principal Operations Officer	None
Erik D. Ojala	General Counsel and Secretary	Vice President and Secretary
Jacqueline E. Sinker	Chief Compliance Officer	None

(c)	There are no commissions or other compensation received from the Registrant directly or indirectly, by any principal underwriter who is not an affiliated person of the Registrant or an affiliated person of an affiliated person.

Item 33. LOCATION OF ACCOUNTS AND RECORDS.

All such accounts, books, and other documents are maintained at the offices of the Registrant, at the offices of the Registrant’s investment adviser, Calamos Advisors LLC, and CFS, the Registrant’s principal underwriter, 2020 Calamos Court, Naperville, Illinois 60563, or at the offices of the custodian and transfer agent, State Street Bank & Trust Company, N.A., One Congress Street, Boston, Massachusetts, 02114.

Item 34. MANAGEMENT SERVICES.

None.

Item 35. UNDERTAKINGS.

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under Rule 485(b) under the Securities Act and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Naperville, and the State of Illinois on the 15th day of April 2026.

Calamos ETF Trust

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Trustee and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John P. Calamos, Sr.	Trustee and President	April 15, 2026
John P. Calamos, Sr.	(principal executive officer)

/s/ John S. Koudounis**	Trustee and Vice President	April 15, 2026
John S. Koudounis

/s/ Hugh Armstrong**	Trustee	April 15, 2026
Hugh Armstrong

/s/ Virginia G. Breen*	Trustee	April 15, 2026
Virginia G. Breen

/s/ William Rybak*	Trustee	April 15, 2026
William Rybak

/s/ Karen L. Stuckey*	Trustee	April 15, 2026
Karen L. Stuckey

/s/ Christopher M. Toub*	Trustee	April 15, 2026
Christopher M. Toub

/s/ Jeffrey S. Phlegar**	Trustee	April 15, 2026
Jeffrey S. Phlegar

/s/ Lloyd A. Wennlund*	Trustee	April 15, 2026
Lloyd A. Wennlund

/s/ Thomas E. Herman	Vice President and Chief Financial Officer	April 15, 2026
Thomas E. Herman	(principal accounting officer)

*	An original power of attorney authorizing John P. Calamos, Sr. to execute this Registration Statement, and amendments thereto, for Messrs. Rybak, Toub, Wennlund and Mses. Breen and Stuckey, each a trustee of the Registrant on whose behalf this Registration Statement is filed, was previously executed, and previously filed as an exhibit.

**	An original power of attorney authorizing John P. Calamos, Sr. to execute this Registration Statement, and amendments thereto, for Messrs. Koudounis, Armstrong, and Phlegar, each a trustee of the Registrant on whose behalf this Registration Statement is filed, was previously executed, and previously filed as an exhibit.

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Attorney-in-Fact
April 15, 2026

Exhibit Index

(h)	(xlix)	Expense Limitation Agreement for Calamos Nasdaq® Autocallable Income ETF dated April 15, 2026.